Exhibit 5.1
[Winstead PC Letterhead]
March 17, 2010
Texas Capital Bancshares, Inc.
2000 McKinney Avenue, Suite 700
Dallas, Texas 75201
Re:	The United States Department of Treasury’s offering of 758,086 Warrants to Purchase Common Stock of Texas Capital Bancshares, Inc.
Ladies and Gentlemen:
     We have acted as legal counsel to Texas Capital Bancshares, Inc., a Delaware corporation (the “Corporation”), in connection with the public offering and sale by the United States Department of Treasury (the “Treasury”) of 758,086 warrants issued on January 16, 2009 (the “Warrants”), representing the right to purchase an aggregate of up to that same number of shares (the “Warrant Shares”) of the Corporation’s common stock, par value $0.01 per share, pursuant to a prospectus supplement, dated March 11, 2010, and the accompanying prospectus dated July 28, 2009 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-157302) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) photocopies or certified copies of the Warrants in global form, (iv) the Warrant Agreement dated as of March 11, 2010, among the Corporation, Computershare Trust Company, N.A. and Computershare Inc. (the “Warrant Agreement”), (v) the Certificate of Incorporation, as amended, of the Company, as currently in effect, (vi) the Amended and Restated Bylaws, as amended, of the Company, as currently in effect, and (vii) certain resolutions adopted by the Board of Directors, or a committee thereof, of the Company with respect to the offering and sale of the Warrants by the Treasury. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
     In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures (other than persons signing on behalf of the Company), (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the originals of all documents supplied to us as copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company, and (vi) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents. In addition, with your permission, we have expressly assumed the due authorization, execution and delivery of the Warrant Agreement by all parties other than the Corporation.
     The following opinion is limited in all respects to matters of the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the laws of the State of New York, and U.S. federal law, and we express no opinion as to the laws of any other jurisdiction.
     Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof, we are of the opinion that the Warrants have been duly authorized and validly issued and constitute valid and binding obligations of the Corporation enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies; and that when issued, delivered to and paid for by the exercising holder of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Winstead PC